Exhibit 3.2

CEDAR REALTY TRUST, INC.

AMENDED AND RESTATED BY-LAWS

adopted August 13, 2003, as amended effective November 27, 2007,

June 15, 2011, November 9, 2011, March 1, 2012, May 2, 2018 and October 27, 2020

ARTICLE 1

OFFICES

Cedar Realty Trust, Inc. (the “Corporation”) shall maintain a registered office in the State of Maryland as required by law. The Corporation may also have offices at other places, within or without the State of Maryland as the business of the Corporation may require.

ARTICLE 2

STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders possessing voting shares shall be held at such place in the United States, within or without the State of Maryland, as the Board of Directors designates.

Section 2.02 Annual Meeting. The annual meeting of the stockholders possessing voting shares shall be held on such date and at such time as the Board of Directors designates. At each annual meeting, such stockholders shall elect the members of the Board of Directors whose terms have expired and transact such other business as may be properly brought before the meeting.

Section 2.03 Special Meetings. Special meetings of stockholders may be called by the Chairman of the Board and shall be called by the Chairman of the Board or the Secretary at the request in writing of (x) a majority of the Directors or (y) the holders of 25 percent or more of the issued and outstanding shares of capital stock of the Corporation entitled to be voted at the meeting. Such a request shall state the purpose or purposes of the proposed meeting.

Section 2.04 Notice of Stockholder Meetings.

(a) Required Notice. Written notice stating the place, day and hour of any annual or special stockholder meeting shall be delivered not less than 10 or more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the Board of Directors, or other persons calling the meeting, to each stockholder of record entitled to vote at such meeting and to any other stockholder entitled by the Maryland General Corporation Law (the “Act”) or the charter to receive notice of the meeting. Notice shall be deemed to be effective at the earliest of: (1) when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid; (2) on the date shown on the return receipt if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; or (3) when received.

(b) Adjourned Meeting. If any stockholder meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, and place, if the new date, time, and place is announced at the meeting before adjournment. But if a new record date for the adjourned meeting is or must be fixed then notice must be given pursuant to the requirements of paragraph (a) of this Section 2.04, to those persons who are stockholders as of the new record date.

(c) Waiver of Notice. A stockholder may waive notice of the meeting (or any notice required by the Act, charter, or By-Laws), by a writing signed by the stockholder entitled to the notice, which is delivered to the Corporation (either before or after the date and time stated in the notice) for inclusion in the minutes or filing with the corporate records.

A stockholder’s attendance at a meeting:

(1)	waives objection to lack of notice or defective notice of the meeting unless the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; or

(2)

waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

(d) Contents of Notice. The notice of each special stockholder meeting shall include a description of the purpose or purposes for which the meeting is called. Except as provided in this Section 2.04(d), or as provided in the Corporation’s charter, or otherwise in the Act, the notice of an annual stockholder meeting need not include a description of the purpose or purposes for which the meeting is called.

Section 2.05 Quorum. The holders, present in person or represented by proxy, of shares of capital stock entitled to cast a majority of all votes entitled to be cast at the meeting shall constitute a quorum for the transaction of business at the meeting. If less than a quorum is present, the holders of a majority of such shares whose holders are so present or represented may from time to time adjourn the meeting to another place, date, or hour until a quorum is present, whereupon the meeting may be held, as adjourned, without further notice except as required by law or by Section 2.04.

Section 2.06 Voting. When a quorum is present at a duly called meeting of the stockholders, the affirmative vote of a majority of the votes cast at the meeting shall decide any question brought before the meeting, unless the question is one upon which, by express provision of law or of the Articles of Incorporation or of these By-Laws, a different vote is required; provided, however, that at any meeting for the election of directors, if the number of valid director nominees exceeds the number of directors to be elected at such meeting, each of the directors to be elected at such meeting shall be elected by a plurality of all votes cast at such meeting. Unless otherwise provided in the charter, each holder of shares of Common Stock shall at a meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of Common Stock held by such stockholder. At a meeting of the stockholders, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the presiding officer of the meeting.

Section 2.07 Presiding Officer of Meetings. The Chairman of the Board, or in his absence, the President, or in his absence a Vice President, or in his absence a chairman for the meeting chosen by the Board of Directors, shall preside at all meetings of the stockholders. In the absence of all of the foregoing, the presiding officer shall be elected by vote of the holders of a majority of the shares of capital stock entitled to be voted whose holders are present in person or represented by proxy at the meeting.

Section 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as secretary of all meetings of the stockholders. In the absence of the Secretary, the presiding officer of the meeting shall appoint any other person to act as secretary of the meeting.

Section 2.09 Action in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by all of the holders of shares of capital stock entitled to vote thereon.

Section 2.10 Proxies. At all meetings of stockholders, a stockholder may vote in person, or vote by proxy which is executed in writing by the stockholder or which is executed by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation or other persons authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.

Section 2.11 Nomination of Directors. (a) Only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.11, who shall be entitled to vote for the election of directors at the meeting and who timely complies with the notice procedures set forth in this Section 2.11.

(b) To be timely, a stockholder’s notice shall be in writing and delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made; provided, further, however, with respect to the annual meeting of stockholders to be held in 2012, such notice must be received not less than 60 days before the date of such annual meeting. Such stockholder’s notice shall set forth:

(i) with respect to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii) with respect to the stockholder giving the notice: (x) the name and address, as they appear on the Corporation’s books, of such stockholder and any Stockholder Associate, (y) the class and number of shares of the Corporation which are held of record or are beneficially owned by such stockholder and/or by any Stockholder Associate with respect to the Corporation’s securities and (z) any Derivative Position held or beneficially held by the stockholder and/or any Stockholder Associate.

(c) “Stockholder Associate” means, with respect to any stockholder (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and/or (iii) any person controlling, controlled by or under common control with such Stockholder Associate.

(d) “Derivative Position” shall mean, with respect to any security of the Corporation, any direct or indirect transaction or series of transactions in, or agreement, arrangement, understanding or relationship with respect to, any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or settlement payment or mechanism at a price related to such Corporation security or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of such Corporation security (without regard to whether such instrument or right (i) conveys any voting power to such person or Stockholder Associate or (ii) is required to be, or capable of being, settled through delivery of such securities) or which provides to the holder of such instrument or right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of such Corporation security.

(e) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-Laws, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.11.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.01 Powers. The business of the Corporation shall be managed under the direction of the Board of Directors, which shall exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Articles of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 3.02 Number; Election; Qualification; Term.

(a) The Board of Directors shall initially consist of at least three members or as determined from time to time by amendment of this subsection. The term of office of a Director shall not be affected by any decrease in the authorized number of Directors.

(b) Until the first annual meeting of the stockholders, the Board of Directors shall initially consist of the persons named as the Directors of the Corporation by the incorporator in the charter. At the first annual meeting and at each subsequent annual meeting of the stockholders, the stockholders shall elect the successors of the Directors whose term have expired at that meeting to serve for a term expiring in accordance with Section 3.02(d). The number of Directors shall in no event be less than three.

(c) Unless by the terms of the action pursuant to which he was elected any special condition or conditions must be fulfilled in order for him to be qualified, a person elected as a Director shall be deemed to be qualified (1) upon his receipt of notice of election and his indication of acceptance thereof or (2) upon the expiration of ten days after notice of election is given to him without his having given notice of inability or unwillingness to serve.

(d) At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term of one year and until such director’s earlier resignation or removal; provided, however, each director elected at the annual meetings of the Corporation held in 2001 and 2002 shall serve for the full three-year term to which such director was elected or until such director’s earlier resignation or removal. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.03 Vacancies. Whenever between annual meetings of the stockholders any vacancy exists in the Board of Directors by reason of death, resignation, removal, or increase in the authorized number of Directors, or otherwise, it may be filled by the Board of Directors (if permitted under the Act) or by the stockholders at a special meeting of the stockholders called for that purpose.

Section 3.04 Place of Meetings. Any meeting of the Board of Directors may be held either within or without the State of Maryland.

Section 3.05 Annual Meeting. There shall be an annual meeting of the Board of Directors for the election of officers and the transaction of such other business as may be brought before the meeting. The annual meeting of the Board shall be held immediately following the annual meeting of the stockholders or any adjournment thereof, at the place where the annual meeting of the stockholders was held or at such other place as a majority of the Directors who are then present determine. If the annual meeting is not so held, it shall be called and held in the manner provided herein for special meetings of the Board or conducted pursuant to Section 3.11.

Section 3.06 Regular Meetings. Regular meetings of the Board of Directors, other than the annual meeting, may be held without notice at such times and places as the Board may have fixed by resolution.

Section 3.07 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called on the written request of a majority of the Directors. Not less than one day’s notice of a special meeting shall be given by the Secretary to each Director.

Section 3.08 Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, or in his absence by the President. In the absence of the Chairman of the Board and the President, a presiding officer shall be chosen by a majority of the Directors present. The Secretary of the Corporation shall act as secretary of the meeting. In his absence the presiding officer shall appoint another person to act as secretary of the meeting.

Section 3.09 Quorum. The presence of a majority of the number of Directors then serving shall be necessary to constitute a quorum for the transaction of business at a meeting of the Board of Directors. If less than a quorum is present, a majority of the Directors present may adjourn the meeting to another time or place until a quorum is present, whereupon the meeting may be held, as adjourned, without further notice.

Section 3.10 Vote. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these By-Laws. Where a vote of the Directors present results in a tie, the action proposed shall not constitute an act of the Board of Directors.

Section 3.11 Action in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

Section 3.12 Conference Call Meeting. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE 4

COMMITTEES

Section 4.01 Committees of the Board. The Board of Directors may, by resolution passed by a majority of the Directors in office, establish one or more committees, each committee to consist of two or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the power and authority of the Board for direction and supervision of the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. No such committee, however, shall have power or authority in reference to (i) amending the charter or the By-Laws, (ii) adopting an agreement of merger or consolidation, (iii) recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, (v) electing a Director, or electing or removing an officer; and (vi) unless the resolution expressly so provided, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 4.02 Procedures; Minutes of Meetings. Each committee shall determine its rules with respect to notice, quorum, voting, and the taking of action, provided that such rules shall be consistent with law, the rules in these By-Laws applicable to the Board of Directors, and the resolution of the Board establishing the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE 5

OFFICERS

Section 5.01 General. The Board of Directors shall elect the officers of the Corporation, which shall include a President, Treasurer and a Secretary and such other officers, including, without limitation, Chairman of the Board, Vice Chairman, Chief Operating Officer, Vice-Presidents, Comptroller and General Counsel as in the Board’s opinion are desirable for the conduct of the business of the Corporation. Any two or more offices may be held by the same person except that the President shall not hold the office of Vice-President or Secretary.

Section 5.02 Powers and Duties. Each of the officers of the Corporation shall, unless otherwise ordered by the Board of Directors, have such powers and duties as generally pertain to his respective office as well as such powers and duties as from time to time may be conferred upon him by the Board and these By-Laws.

Section 5.03 Term of Office; Removal and Vacancy. Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal and shall be subject to removal with or without cause at any time by the affirmative vote of a majority of the Directors in office. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 5.04 Chairman of the Board. The Chairman of the Board, if present, shall preside at meetings of the Board and of the stockholders.

Section 5.05 President. The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall supervise and control in general all of the business and affairs of the Corporation. He may sign, with the Secretary or any other proper officer of the Corporation authorized by the Board of Directors, certificates for shares of the Corporation and deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.06 Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies, or other depositaries as shall be selected by the Board of Directors; and (c) in general, perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board, the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 5.07 Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the stockholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of any seal of the Corporation and if there is a seal of the Corporation, see that it is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (d) when requested or required, authenticate any records of the Corporation; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the Chairman of the Board, the President or a Vice-President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the offices of secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board, the President or by the Board of Directors.

ARTICLE 6

CAPITAL STOCK

Section 6.01 Certificates of Stock. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board or a duly authorized officer, shall contain the statements and information required by the Maryland General Corporation Law (“MGCL”) and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates. The Corporation shall be permitted to issue fractional Shares.

Section 6.02 Transfers. Upon the surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Corporation shall issue evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Upon the surrender of any certificate for transfer of stock, the certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the Corporation. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, the uncertificated shares shall be cancelled and new equivalent uncertificated shares shall be issued to the stockholder entitled thereto and the transaction shall be recorded upon the Corporation’s books. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in a facsimile.

Section 6.03 Ownership of Stock. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise expressly provided by law or in the charter.

Section 6.04 Lost, Stolen, or Destroyed Certificates. In case any certificate for stock of the Corporation is lost, stolen, or destroyed, the Corporation may require such proof of the fact and such indemnity to be given to it, to its transfer agent, or to its registrar, if any, as deemed necessary or advisable by it; provided, however, if such shares of stock have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Corporate Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of incorporation, and the word “Maryland.”

Section 7.02 Fiscal Year. The Corporation’s fiscal year shall end on December 31. The Board of Directors shall have power to change the fiscal year of the Corporation from time to time.

ARTICLE 8

INDEMNIFICATION; TRANSACTIONS WITH INTERESTED PERSONS

Section 8.01 Indemnification. The Corporation shall, to the fullest extent required or permitted by applicable law, indemnify any person who is or was, or is the personal representative of a deceased person who was, a Director, officer, employee, or agent of the Corporation against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities to the fullest extent permitted by Section 2-418 of the Act as in effect from time to time; provided that, unless applicable law otherwise requires, indemnification shall be contingent upon a determination, by the Board of Directors by a majority vote of a quorum consisting of Directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more Directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated Directors who are parties may participate or by special legal counsel selected by and if directed by the Board of Directors as set forth above, that indemnification is proper in the circumstances because such Director, officer, employee, or agent has met the applicable standard of conduct prescribed by Section 2-418(b) of the Act.

Section 8.02 Transactions With Interested Persons. No contract or transaction between the Corporation and any of its Directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which any of its Directors or officers is a director or officer or has a financial interest, shall be void or voidable solely for that reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee thereof at which the contract or transaction is authorized or solely because his vote is counted for such purpose, if

(a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors are less than a quorum;

(b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a majority of the votes cast by the stockholders other than the votes of shares owned of record or beneficially by the interested Director, officer, corporation, firm or other entity; or

(c) the contract or transaction is fair and reasonable as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders.

ARTICLE 9

AMENDMENT

The Board of Directors shall have the power to amend or repeal any provision of these By-Laws and to adopt new By-Laws. Stockholders of the Corporation shall have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to amend or repeal any provision of these By-Laws and to adopt new By-Laws, except that the stockholders shall not have the power to alter or repeal Section 8.01 or this Article 9 or adopt any provision of these By-Laws inconsistent with Section 8.01 or this Article 9, in either case without the approval of the Board of Directors.